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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE



             A. L. LABORATORIES ANNOUNCES ACQUISITION OF

                    WADE JONES COMPANY, INC.

       FORT LEE, N.J., July 21, 1994 -- A. L. Laboratories, Inc. (NYSE:BMD) today announced that it has acquired the Wade Jones Company, Inc. ("Wade Jones"), headquartered in Lowell, Arkansas. Terms of the transaction were not disclosed.

       Wade Jones is the major poultry animal health products distributor in the United States, and is also actively involved in the development, manufacture and sale of its own line of products including animal health pharmaceuticals and feed additives. Approximately two-thirds of all products sold by A. L. Laboratories to the poultry industry are distributed by Wade Jones.

       The Company estimates that the acquisition will add at least $20 million of revenue to A. L. Laboratories on an annualized basis, with approximately half of that amount being derived from Wade Jones' animal health products which are complementary to the Company's current poultry products line.

       Commenting on the announcement, Einar W. Sissener, Chief Executive Officer of A. L. Laboratories, Inc. said, "A large per-centage of our Animal Health business is directed to the poultry industry. This strategic acquisition significantly strengthens

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our position in, and our ability to serve that industry.  In addition to integrating forward toward the customer, which is particularly important to our growth strategy, this acquisition also provides a number of interesting complementary products, and will allow us greater flexibility in the types of products we can offer our customers.

       "While the full benefit of this acquisition will not be felt until 1995 and beyond, based on Wade Jones' historical performance and the terms of the transaction, this acquisition will not be dilutive to the Company's earnings in 1994."

       David E. Cohen, President of A. L. Laboratories' Animal Health Division added, "Wade Jones has been an important element of our success and consistent growth in the poultry market, and we are excited to have their capabilities now directly available to us. Wade Jones brings a focused, energetic team, a seasoned sales force and an efficient production and distribution operation.

      Additionally, our present line of water-soluble pharmaceu-tical products will be strengthened by Wade Jones' complementary FDA-approved medications, and their new product pipeline should provide other profitable products in the future," Mr. Cohen concluded.

      A. L. Laboratories is an international pharmaceutical company developing, manufacturing and marketing specialty generic and pro-prietary human pharmaceuticals and animal health products with plant sites in Illinois, Maryland, New Jersey, New York, North Carolina, Washington State, Denmark and Indonesia.

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